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                                                                     Exhibit 2.1


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                         EMBARCADERO TECHNOLOGIES, INC.

                          AST ACQUISITION CORPORATION,

                  ADVANCED SOFTWARE TECHNOLOGIES, INCORPORATED

                                       AND

                  R. GALE DANIEL, AS SHAREHOLDER REPRESENTATIVE

                          DATED AS OF OCTOBER 24, 2000


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                                TABLE OF CONTENTS
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                                                                                                               PAGE
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ARTICLE I. DEFINITIONS                                                                                           1
         Section 1.01        Certain Defined Terms                                                               1
ARTICLE II. THE MERGER                                                                                           9
         Section 2.01        The Merger                                                                          9
         Section 2.02        Closing                                                                             9
         Section 2.03        Effective Time                                                                      9
         Section 2.04        Effect of the Merger                                                                9
         Section 2.05        Tax and Accounting Treatment                                                        9
         Section 2.06        Articles of Incorporation; Bylaws; Directors and Officers of Surviving
                             Corporation                                                                        10
ARTICLE III. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES                                                 10
         Section 3.01        Closing Payment; Earn-out                                                          10
         Section 3.02        Conversion of Securities and Related Matters                                       11
         Section 3.03        Capital Stock of Merger Sub                                                        12
         Section 3.04        Dissenting Shares                                                                  12
         Section 3.05        Surrender of Certificates and Agreements                                           12
         Section 3.06        No Further Ownership Rights                                                        13
         Section 3.07        Lost, Stolen or Destroyed Certificates                                             13
         Section 3.08        Taking of Further Action                                                           13
         Section 3.09        Funds Remaining after Six Months                                                   13
         Section 3.10        Escrow Fund                                                                        14
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                       14
         Section 4.01        Organization and Qualification; Subsidiaries                                       14
         Section 4.02        Articles of Incorporation and Bylaws; Corporate Books and Records                  15
         Section 4.03        Capitalization                                                                     15
         Section 4.04        Authority Relative to this Agreement                                               16
         Section 4.05        No Conflict; Required Filings and Consents                                         16
         Section 4.06        Permits; Compliance with Laws                                                      17
         Section 4.07        Financial Statements                                                               17
         Section 4.08        Absence of Certain Changes or Events                                               18
         Section 4.09        Accounts Receivable                                                                20
         Section 4.10        Customers; Suppliers                                                               20
         Section 4.11        Sales and Purchase Order Backlog                                                   21
         Section 4.12        Product and Service Warranties                                                     21
         Section 4.13        Employee Benefit Plans; Labor Matters                                              21
         Section 4.14        Employees                                                                          24
         Section 4.15        Material Contracts                                                                 25
         Section 4.16        Guaranties                                                                         25
         Section 4.17        Litigation                                                                         25
         Section 4.18        Environmental Matters                                                              25

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                                TABLE OF CONTENTS
                                   (Continued)

         Section 4.19        Intellectual Property                                                              26
         Section 4.20        Taxes                                                                              28
         Section 4.21        Properties and Assets                                                              30
         Section 4.22        Brokers                                                                            30
         Section 4.23        Certain Business Practices                                                         30
         Section 4.24        Interested Party Transactions                                                      31
         Section 4.25        Vote Required; Consents.                                                           31
         Section 4.26        Board Approval                                                                     32
         Section 4.27        Business Activity Restrictions                                                     32
         Section 4.28        Representations Complete                                                           32
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB                                              32
         Section 5.01        Organization and Qualification; Subsidiaries                                       32
         Section 5.02        Authority Relative to this Agreement                                               33
         Section 5.03        No Conflict; Required Filings and Consents                                         33
         Section 5.04        Brokers                                                                            33
         Section 5.05        Sufficient Funds                                                                   34
ARTICLE VI. CONDUCT PRIOR TO CLOSING                                                                            34
         Section 6.01        Conduct of Business by the Company                                                 34
         Section 6.02        Notices of Certain Events                                                          34
         Section 6.03        Access to Information; Confidentiality                                             34
         Section 6.04        No Solicitation of Transactions                                                    35
         Section 6.05        Further Action; Consents; Filings                                                  35
ARTICLE VII. ADDITIONAL AGREEMENTS                                                                              36
         Section 7.01        Public Announcements                                                               36
         Section 7.02        Shareholder Approval                                                               36
         Section 7.03        Employee Matters                                                                   36
         Section 7.04        Conduct of Business of Surviving Corporation following the Closing                 37
ARTICLE VIII. CONDITIONS TO THE MERGER                                                                          38
         Section 8.01        Conditions to the Obligations of Each Party to Consummate the Merger               38
         Section 8.02        Conditions to the Obligations of the Company                                       38
         Section 8.03        Conditions to the Obligations of Parent                                            39
ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER                                                                   40
         Section 9.01        Termination                                                                        40
         Section 9.02        Effect of Termination                                                              41
         Section 9.03        Amendment                                                                          41
         Section 9.04        Waiver                                                                             41
         Section 9.05        Expenses                                                                           41
ARTICLE X. INDEMNIFICATION                                                                                      42
         Section 10.01       Indemnification                                                                    42
         Section 10.02       Right to Defend; Certain Other Procedures                                          42

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                                TABLE OF CONTENTS
                                   (Continued)

         Section 10.03       Limitations on Indemnification                                                     44
ARTICLE XI. The Shareholder Representative                                                                      44
         Section 11.01       Appointment of the Shareholder Representative                                      44
         Section 11.02       Replacement of Shareholder Representative                                          45
         Section 11.03       Communications; Notices                                                            45
         Section 11.04       Agent for Service of Process                                                       45
         Section 11.05       Power of Attorney                                                                  46
         Section 11.06       Limitation on the Shareholder Representative's Liability, etc.                     46
ARTICLE XII. GENERAL PROVISIONS                                                                                 47
         Section 12.01       Survival                                                                           47
         Section 12.02       Notices                                                                            47
         Section 12.03       Severability                                                                       49
         Section 12.04       Assignment; Binding Effect; Benefit                                                49
         Section 12.05       Incorporation of Schedules and Exhibits                                            49
         Section 12.06       Governing Law                                                                      49
         Section 12.07       Arbitration                                                                        49
         Section 12.08       Headings                                                                           50
         Section 12.09       Counterparts                                                                       50
         Section 12.10       Entire Agreement                                                                   50

Exhibit A - Form of Voting Agreement
Exhibit B - Earn-out Schedule
Exhibit C - Form of Escrow Agreement
Exhibit D - Form of Legal Opinion
Exhibit E - Form of Employment Agreement
Exhibit F - Form of Noncompetition Agreement
Exhibit G - Form of Warrant Termination Agreement
Exhibit H - Form of Certificate of Amendment

                                      iii
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         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 24, 2000, by and among EMBARCADERO TECHNOLOGIES, INC., a Delaware corporation ("Parent"), AST ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), ADVANCED SOFTWARE TECHNOLOGIES, INCORPORATED, a Colorado corporation (the "Company"), and
R. Gale Daniel, as the representative of the Company's shareholders (the "Shareholder Representative"), with reference to the following facts:

                                    RECITALS

         A. The boards of directors of Parent, Merger Sub, and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders and shareholders to combine the respective businesses of Parent and the Company by means of a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the Colorado Business Corporations Act (the "CBCA");

         B. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingess to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A ("Voting Agreements");

         C. In consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

SECTION 1.01      CERTAIN DEFINED TERMS

         Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural number of the terms so defined, unless the context otherwise requires):

         "AAA" shall have the meaning set forth in Section 12.07.

         "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 4.09.

         "AFFILIATE" shall have the meaning specified in Rule 144 promulgated under the Securities Act.

         "AGREEMENT" shall have the meaning specified in the preamble to this Agreement.

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         "BUSINESS DAY" shall mean any day on which banks are not required or authorized by law, regulation or executive order to close in San Francisco, California.

         "CAUSE" shall have the meaning specified in Section 7.03(e).

         "CBCA" shall have the meaning specified in the recitals to this Agreement.

         "CERTIFICATES" shall have the meaning specified in Section 3.02(a).

         "CERTIFICATE OF AMENDMENT" shall have the meaning specified in Section 8.03(j).

         "CLOSING" shall have the meaning specified in Section 2.02.

         "CLOSING PAYMENT' shall have the meaning specified in Section 3.01(a).

         "CLOSING PAYMENT ALLOCATION SCHEDULE" shall have the meaning specified in Section 3.02(b).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

         "COMMERCIAL PAYABLES" shall have the meaning set forth in Section 8.03.

         "COMPANY" shall have the meaning specified in the preamble to this Agreement.

         "COMPANY BENEFIT PLANS" shall have the meaning specified in Section 4.13(a).

         "COMPANY CAPITAL STOCK" shall mean the Company Common Stock, the Series A and the Series B.

         "COMPANY COMMON STOCK" shall mean the common stock, $.001 par value per share, of the Company.

         "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and forming a part hereof.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 4.19(a).

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company taken as a whole.

         "COMPANY PERMITS" shall have the meaning specified in Section 4.06.

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         "COMPANY REPORTS" shall have the meaning specified in Section 4.07.

         "COMPANY STOCK OPTIONS" shall have the meaning specified in Section
4.03.

         "COMPANY STOCK OPTION PLAN" shall mean the Company's 1997 Stock Option Plan, as amended.

         "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated as of June 30, 2000, between Parent and the Company.

         "DISPUTE" shall have the meaning set forth in Section 12.07.

         "DISSENTING SHARES" shall have the meaning specified in Section 3.04.

         "$" shall mean United States Dollars.

         "EARN-OUT ALLOCATION SCHEDULE" shall have the meaning specified in
Section 3.02(c).

         "EARN-OUT AMOUNT" shall mean the aggregate amount of additional merger consideration, if any, set forth on EXHIBIT B attached hereto which shall be payable by Parent as set forth in Article III upon the achievement by the Company of revenue milestones for the fiscal year ending December 31, 2000 and the fiscal quarter ending December 31, 2000 based on the Net Bookings of the Company for such periods as reflected in the financial statements of the Company for such periods, which financial statements shall be reviewed by Pricewaterhouse Coopers LLP, independent accountants to Parent (such audit being referred to herein as the "Post-closing Statements"). "Net Bookings," for purposes of determining the Earn-Out Amount, shall mean sales to customers of products, maintenance and support and training in the ordinary course of business and within the Company's normal discount terms for which a valid purchase order has been received, the product has been delivered and for which customer acceptance has occurred such that the amount of the sale is due from the customer within the Company's ordinary payment terms.

         "EARN-OUT PAYMENT" shall have the meaning specified in Section 3.01(b).

         "EFFECTIVE TIME" shall have the meaning specified in Section 2.03.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources,

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including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

         "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning specified in Section 4.13(a).

         "ESCROW AMOUNT" shall have the meaning specified in Section 3.01(a).

         "ESCROW AGREEMENT" shall have the meaning specified in Section 3.10.

         "ESCROW RELEASE DATE" shall have the meaning specified in Section 3.10.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "EXPENSES" shall mean, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its Affiliates incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger except as otherwise provided herein.

         "GOVERNMENTAL ENTITY" shall mean any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

         "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

         "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

         "HEWM" shall have the meaning specified in Section 3.01(a).

         "INTELLECTUAL PROPERTY" shall have the meaning specified in Section
4.19.

         "IRS" shall mean the United States Internal Revenue Service.

         "LAW" shall mean any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law.

         "LEASED PROPERTIES" shall have the meaning specified in Section 4.21.

         "LOSSES" shall have the meaning specified in Section 10.01.

         "MATERIAL CONTRACTS" shall mean the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Company:

         (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the business of the Company under the terms of which the Company (A) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate during the calendar year ending December 31, 2000,
(B) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than 90 days' notice;

         (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $20,000 in the aggregate during the calendar year ending December 31, 2000, (B) is likely to involve consideration of more than $20,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than 90 days' notice;

         (iii) all broker, distributor, label group, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party involving the payment of more than $20,000 during the calendar year ending December 31, 2000 and which are not cancelable without penalty or further payment and without more than 90 days' notice;

         (iv) all management contracts, and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party involving payments in excess of $20,000 per annum and which are not cancelable without penalty or further payment and without more than 30 days' notice;

         (v) all contracts and agreements relating to indebtedness of the Company;

         (vi) all agreements relating to Intellectual Property, including all licenses and sublicenses thereof, but excluding shrink wrap and other commodity type licenses;

         (vii) all contracts and agreements with any Government Entity to which the Company is a party;

         (viii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

         (ix) all contracts and agreements between or among the Company and any Affiliate of the Company, including any shareholder agreements;

         (x) all contracts and agreements related to employment or post-employment liabilities or benefits or providing benefits under any Company Benefit Plan; and

         (xi) all other contracts and agreements, whether or not made in the ordinary course of the business, which are material to the Company or the conduct of its business, or the absence of which would have a Company Material Adverse Effect.

         "MERGER" shall have the meaning specified in the recitals to this Agreement.

         "MERGER AGREEMENT" shall have the meaning specified in Section 2.03.

         "MERGER SUB" shall have the meaning specified in the preamble to this Agreement.

         "NET MERGER CONSIDERATION" shall have the meaning specified in Section 3.01(a).

         "OTHER TRANSACTION" shall have the meaning specified in Section 6.04.

         "PARENT" shall have the meaning specified in the preamble to this Agreement.

         "PARENT INDEMNITEE" shall have the meaning specified Section 10.01.

         "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Parent that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent.

         "PAYING AGENT" shall have the meaning specified in Section 3.03

         "PERMIT" shall have the meaning specified in Section 4.06.

         "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $20,000 in the aggregate; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $20,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

         "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a person as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

         "REFERENCE BALANCE SHEET" shall mean the consolidated balance sheet of the Company for the fiscal quarter ended September 30, 2000.

         "REFERENCE BALANCE SHEET DATE" shall mean September 30, 2000.

         "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "REPRESENTATIVES" shall have the meaning specified in Section 6.03.

         "RULES" shall have the meaning set forth in Section 12.07.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "SERIES A" shall mean the Company's Series A Preferred Stock, $.001 par value per share, consisting of 1,250,000 authorized shares.

         "SERIES B" shall mean the Company's Series B Preferred Stock, $.001 par value per share, consisting of 2,800,000 authorized shares.

         "SHAREHOLDER INDEMNITOR" shall have the meaning specified in Section 10.02(a).

         "SHAREHOLDERS MEETING" shall have the meaning specified in Section
7.02.

         "SHAREHOLDER REPRESENTATIVE" shall have the meaning specified in the preamble to this Agreement.

         "SIMPLE IRA" shall have the meaning specified in Section 4.13(k).

         "SOFTWARE PROGRAMS" shall have the meaning specified in Section
4.19(h).

         "SUBSIDIARY" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "SURVIVING CORPORATION" shall have the meaning specified in Section
2.01.

         "TAX" or "TAXES," for the purposes of this Agreement, refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, stamp and property taxes and customs duties, (ii) together with all interest, penalties and additions imposed with respect to such amounts, (iii) and any obligations to any Tax authority or other governmental entity under Treasury Regulations 1.1502-6 (or any comparable provision of the laws of any state, local or foreign jurisdiction), or under any agreements or arrangements with any other Person, with respect to amounts described in clauses (i) and (ii), including any liability for Taxes of a predecessor entity.

         "TAX RETURN" or "TAX RETURNS," for the purposes of this Agreement, refers to all federal, state and local and foreign returns, estimates, information statements and reports relating to Taxes.

         "TECHNICAL DOCUMENTATION" shall have the meaning specified in Section 4.19(a).

         "TERMINATING PARENT BREACH" shall have the meaning specified in Section 9.01(f).

         "TERMINATING COMPANY BREACH" shall have the meaning specified in
Section 9.01(e).

         "U.S. GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

         "VOTING AGREEMENTS" shall have the meaning specified in the Preamble to this Agreement.

         "WARRANT" shall have the meaning specified in Section 3.02(a).

                                  ARTICLE II.
                                   THE MERGER

         SECTION 2.01 THE MERGER

         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.02 CLOSING

         Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01, and subject to the satisfaction or written waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in
Article VIII, at a closing (the "Closing") to be held at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California, unless another date, time or place is agreed to by the Company and Parent.

         SECTION 2.03 EFFECTIVE TIME

         At the time of the Closing, the parties shall cause the Merger to be consummated by filing an agreement of merger (the "Merger Agreement") and all other documents required by the CBCA with the Secretary of State of Colorado in such form as required by, and executed in accordance with the relevant provisions of, the CBCA (the date and time of such filing, or such later time as may be agreed to by the parties hereto and specified in the Merger Agreement, being the "Effective Time").

         SECTION 2.04 EFFECT OF THE MERGER

         At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.05 TAX AND ACCOUNTING TREATMENT

         The Merger shall constitute a taxable transaction under the Code, and will be treated as a "purchase" for financial accounting purposes.

         SECTION 2.06 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time the articles of incorporation and bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation or bylaws. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 3.01 CLOSING PAYMENT; EARN-OUT

         (a) CLOSING PAYMENT. At or before the Effective Time, Parent shall transfer in trust by wire transfer of immediately available funds (A) an amount equal to Eleven Million Seven Hundred Thousand Dollars ($11,700,000) (such amount being the "Closing Payment"), to the trust account of Heller Ehrman White & McAuliffe LLP ("HEWM"), San Francisco, California which shall serve as disbursing agent for the funds to be disbursed at the Closing or as soon as practicable thereafter in accordance with the provisions of this Section 3.01 and Section 3.02 below, and (B) One Million Three Hundred Thousand Dollars ($1,300,000) (together with the portion of the Earn-out Amount delivered to the Escrow Agent as set forth in Section 3.01(b), the "Escrow Amount") to the Escrow Agent (as defined in Section 3.11), which shall hold and disburse the Escrow Amount in accordance with the terms of the Escrow Agreement. The Closing Payment and the Escrow Amount shall together constitute the "Net Merger Consideration" and shall be disbursed as provided in Section 3.02(b). Each of the parties hereto acknowledges and agrees that the Escrow Amount shall be deducted solely from the portion of the Net Merger Consideration payable to the holders of Company Common Stock, Company Stock Options and Series A and that, in accordance with the Company's Amended and Restated Articles of Incorporation, no portion of the Escrow Amount shall be withheld from the portion of the Net Merger Consideration payable to the holders of Series B.

         (b) EARN-OUT PAYMENT. Within ten (10) Business Days after the receipt by Parent of the Post-closing Financial Statements, Parent shall transfer in trust by wire transfer of immediately available funds (A) an amount equal to ninety percent (90%) of the Earn-out Amount, if any (such Amount being the "Earn-out Payment"), to the trust account of HEWM which shall serve as disbursing agent for the Earn-out Payment and (B) an amount equal to ten percent (10%) of the Earn-out Amount to the Escrow Agent, which shall hold and disburse the such amount in accordance with the terms of the Escrow Agreement. Parent shall cause HEWM to disburse the Earn-out Payment as provided in Section 3.02(c).

         SECTION 3.02 CONVERSION OF SECURITIES AND RELATED MATTERS

         At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Company, the following shall take place:

         (a) CONSIDERATION FOR PREFERRED STOCK, COMPANY COMMON STOCK, OPTIONS AND WARRANTS. Upon the terms and subject to the conditions set forth below and throughout this Agreement, each share of Company Common Stock, Series A and Series B and each vested Company Stock Option and each warrant to purchase Company Common Stock, Series A or Series B (each, a "Warrant") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and securities of the Company owned by Parent or Merger Sub or held in the treasury of the Company) will be cancelled and extinguished by operation of law or otherwise and be converted automatically into the right to receive from Parent, upon surrender of the certificates representing such shares of Series A, Series B or Company Common Stock ("Certificates") and surrender of the stock option agreements and warrant agreements representing the Company Stock Options and Warrants in the manner provided in Section 3.04, cash in the amount set forth below in Section 3.02(b) (aggregating an amount equal to the Closing Payment) and, if applicable, a right to receive a portion of the Earn-out Amount as set forth below in Section 3.02(c).

         (b) CLOSING PAYMENT. Schedule 3.02(b) (the "Closing Payment Allocation Schedule") (a) identifies the holders of all shares of Company Common Stock, Series A, Series B and vested Company Stock Options and (b) lists the portion of the Closing Payment payable to each such holder. The Company represents and warrants to Parent and Merger Sub that the Closing Payment Allocation Schedule correctly identifies each Person entitled to receive any portion of the Closing Payment and the portion of the Closing Payment payable to each such Person and that the Closing Payment Allocation Schedule has been prepared in accordance with Colorado law, the Company's Articles of Incorporation and Bylaws, the agreements evidencing Company Stock Options and any other contract, agreement or understanding pursuant to which any portion of the Closing Payment may be payable. Parent shall cause HEWM to disburse the Closing Payment to the Company's shareholders in accordance with the Closing Payment Allocation Schedule, subject to applicable withholdings, if any.

         (c) EARN-OUT PAYMENT. Schedule 3.02(c) (the "Earn-out Allocation Schedule") (a) identifies the holders of all shares of Company Common Stock, Series A, Series B and vested Company Stock Options and (b) lists the portion, expressed as a percentage of the aggregate Earn-out Payment, of the Earn-out Payment payable to each such holder. The Company represents and warrants to Parent and Merger Sub that the Earn-out Allocation Schedule correctly identifies each Person entitled to receive any portion of the Earn-out Amount and the portion of the Earn-out Payment payable to each such Person and that the Earn-out Allocation Schedule has been prepared in accordance with Colorado law, the Company's Articles of Incorporation and Bylaws, the agreements evidencing Company Stock Options and any other contract, agreement or understanding pursuant to which any portion of the Earn-out Amount may be payable.

         SECTION 3.03 CAPITAL STOCK OF MERGER SUB

         Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         SECTION 3.04 DISSENTING SHARES

         (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised and perfected appraisal rights for such shares in accordance with the CBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive a portion of the Net Merger Consideration and Earn-out Amount pursuant to Section 3.02, but the holder thereof shall only be entitled to such rights as are granted by the CBCA.

         (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive a portion of the Net Merger Consideration and Earn-out Amount as provided in
Section 3.02, without interest thereon (except for interest payable pursuant to the Escrow Agreement), upon surrender of the Certificate representing such shares.

         (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Colorado law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments to a holder of Dissenting Shares, which amount has been awarded to the holders of the Dissenting Shares by a final judgment of a court of competent jurisdiction (and which judgment has not been appealed within the requisite period for such an appeal), Parent shall be entitled to recover under the terms of Article X hereof the aggregate amount by which such payment or payments exceed the aggregate Net Merger Consideration that otherwise would have been payable in respect of such shares.

         SECTION 3.05 SURRENDER OF CERTIFICATES AND AGREEMENTS

         The Company will use its best efforts to cause all Certificates or agreements evidencing securities of the Company, including all shares of Series A, all shares of Series B, all shares of Company Common Stock, and all options, warrants or other rights to acquire securities of the Company, to be surrendered at the Closing for cancellation. Notwithstanding the foregoing, by operation of law, at the Effective Time, all shares of capital stock of the Company, and all options, warrants or other rights to acquire securities of the Company, shall be automatically converted into, and the holder of such shares and options shall only be entitled to, the right to receive the applicable portion of the Net Merger Consideration, irrespective of the surrender of Certificates for such shares of capital stock or of the surrender of the agreements evidencing such options, warrants or other rights.

         SECTION 3.06 NO FURTHER OWNERSHIP RIGHTS

         All amounts paid upon the surrender for exchange or cancellation, as applicable, of shares of Company Common Stock, Series A, Series B or of agreements representing Warrants or Company Stock Options in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Series A, Series B or such Warrants or Company Stock Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing Company Common Stock, Series A, Series B or agreements representing Warrants or Company Stock Options are presented to the Surviving Corporation for any reason, they shall be cancelled and Parent shall cause the applicable portion of the Net Merger Consideration to be delivered to the person entitled thereto (subject to the provisions of the Escrow Agreement).

         SECTION 3.07 LOST, STOLEN OR DESTROYED CERTIFICATES

         In the event any Certificates evidencing shares of Company Capital Stock, shall have been lost, stolen or destroyed, Parent shall make payment of such amount, if any, as may be required pursuant to Section 3.02 in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement (in form and substance satisfactory to it) to indemnify Parent against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         SECTION 3.08 TAKING OF FURTHER ACTION

         If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub or to vest Parent with a 100% ownership interest in the Surviving Corporation, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

         SECTION 3.09 FUNDS REMAINING AFTER SIX MONTHS

         At any time following the sixth month after the Effective Time with respect to the Closing Payment and, with respect to Earn-out Payment, the sixth month after the delivery of the

Post-closing Financial Statements to Parent, the Surviving Corporation shall be entitled to require HEWM to deliver to it any funds which had been made available to HEWM and not disbursed to holders of Company Capital Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration set forth in Section 3.02 hereof that may be payable upon due surrender of the Certificates or agreements held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor HEWM shall be liable to any holder of Company Capital Stock for any consideration set forth in Section 3.02 hereof delivered in respect of such Capital Stock to a public official pursuant to any abandoned property, escheat or other similar law.

         SECTION 3.10 ESCROW FUND

         At the Effective Time, Parent shall deliver or cause to be delivered, directly to an escrow agent to be selected prior to the Effective Time (the "Escrow Agent") the Escrow Amount to be deducted from the Net Merger Consideration and held in an escrow fund pursuant to the terms set forth herein and in an escrow agreement to be entered into by and among Parent, the Company, the Shareholder Representative and the Escrow Agent, substantially in the form attached hereto as EXHIBIT C (the "Escrow Agreement"). Subject to the terms of this Agreement and the Escrow Agreement, the Escrow Amount shall be available for a period beginning on the date of the Closing and ending on the first anniversary thereof (the "Escrow Release Date") to satisfy any indemnification obligations of the Company pursuant to Article X for claims made on or prior to the Escrow Release Date and shall be paid out as provided in the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the approval of the Company shareholders' of the Escrow Agreement and of all the arrangements relating thereto, including the placement of the Escrow Amount in escrow, the appointment of R. Gale Daniel as the Shareholder Representative in Article XI and any obligations of, or payments due by, such shareholders under this Agreement or the Escrow Agreement.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub that:

         SECTION 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

         (a) The Company has been duly organized and is validly existing and in good standing under the laws of Colorado, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except for such failures to be so qualified, licensed or in good standing that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has no Subsidiaries.

         SECTION 4.02 ARTICLES OF INCORPORATION AND BYLAWS; CORPORATE BOOKS AND RECORDS

         The Company has provided to Parent true, correct and complete copies of the Company's articles of incorporation and bylaws. Such articles of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or any material bylaw. The minute books of the Company through the date of this Agreement contain, in all material respects, accurate records of all actions taken by the shareholders and the Board of Directors of the Company and all committees of the Board of Directors of the Company since the inceptions of the Company. Complete and accurate copies of all of the Company's minute books and of the stock register of the Company have been provided by the Company to Parent.

         SECTION 4.03 CAPITALIZATION

         The authorized capital stock of the Company consists of 11,050,000 shares of Company Common Stock and 7,050,000 shares of preferred stock. As of the date of this Agreement, (i) 1,993,913 shares of Company Common Stock are issued and outstanding, (ii) 1,186,950 shares of Series A are issued and outstanding, (iii) 2,105,189 shares of Series B are issued and outstanding, (iv) 1,600,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company Stock Option Plan (each, a "Company Stock Option"). Except for shares of Company Common Stock issuable pursuant to the Company Stock Option Plan, to be issued upon conversion of the Series A and Series B, Warrants that will be terminated prior to the Closing, or as set forth in Section 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of (w) the number of Company Stock Options outstanding and the number of shares of Company Common Stock issuable thereunder (x) the exercise price of each such outstanding Company Stock Option, (y) the vesting schedule of each such outstanding Company Stock Option and (z) the grantee or holder of each such option. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Section 4.03 of the Company Disclosure Schedule sets forth a true and complete list of all shareholders of the Company and their respective shareholdings. Except as disclosed in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock. Section 4.03 of the Company Disclosure Schedule sets forth a list of all shareholder or similar agreements to which the Company is a party or is bound. Except as set forth in
Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to provide, or make any material investment (in the form of a loan, capital contribution or otherwise funds to) in, any other Person.

         SECTION 4.04 AUTHORITY RELATIVE TO THIS AGREEMENT

         The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this agreement or to consummate such transactions except the approval of the Merger Agreement and amendment to the Company's Articles of Incorporation described in Section 4.08(xx) of the Company Disclosure Schedule by the shareholders of the Company, and the filing and recordation of the Merger Agreement as required by the CBCA. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05 of the Company Disclosure Schedule have been obtained and all filings and notifications described in Section 4.05(b) of the Company Disclosure Schedule have been made, conflict with or violate any Law applicable to the Company or which any property or asset of the Company is bound or affected, or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, and except as would not give rise, individually or in the aggregate, to a Company Material Adverse Effect, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time or both, could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

         (b) Except as described in Section 4.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except the filing and recordation of the Merger Agreement as required by the CBCA.

         SECTION 4.06 PERMITS; COMPLIANCE WITH LAWS

         The Company is in possession of (i) franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity (collectively "Permits") necessary for the Company to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted and (ii) agreements from all Governmental Entities having jurisdiction over such facility or facilities that are required to operate the facility or facilities in the manner in which it or they are currently operated (collectively, the "Company Permits"), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not in conflict with, or in default or violation of, except as would not give rise, individually or in the aggregate, to a Company Material Adverse Effect,
(i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any Company Permits. The Company has not received notice from any regulatory authority that enforces the statutory or regulatory provisions of any pending or threatened investigations or surveys, and no such investigations or surveys are pending or, to the knowledge of the Company, threatened or imminent. There are no actions, proceedings, investigations or surveys pending or, to the knowledge of the Company, threatened against the Company that could reasonably be expected to result in
(i) the loss or revocation of a Company Permit or (ii) the suspension or cancellation of any other Company Permit. Except as set forth in Section 4.06 of the Company Disclosure Schedule, the Company has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

         SECTION 4.07 FINANCIAL STATEMENTS

         (a) The Company has provided to Parent (i) unaudited consolidated financial statements for the fiscal years ended December 31, 1999 and December 31, 1998, and (ii) unaudited consolidated financial statements for the nine-month period ended September 30, 2000 (collectively, the "Company Reports").

         (b) Each of the consolidated financial statements (including, in each any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

         (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company as reported in the Company Reports, including the notes thereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2000.

SECTION 4.08      ABSENCE OF CERTAIN CHANGES OR EVENTS

         Since the Reference Balance Sheet Date, except (i) as disclosed in
Section 4.08 of the Company Disclosure Schedule, or (ii) provided for in or disclosed pursuant to subsections (i) - (xxvi) below, the business of the Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 4.08 of the Company Disclosure Schedule, since the Reference Balance Sheet Date, the Company has not:

                  (i) transferred to any person or entity any rights to its Intellectual Property other than transfers necessary to sell products in the ordinary course of business consistent with past practice;

                  (ii) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                  (iii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any or paid or otherwise discharged any liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

                  (iv) made any loan to, guaranteed any indebtedness for borrowed money of, or otherwise incurred any liability for borrowed money on behalf of any Person other than payroll, travel guaranties and other advances made in the ordinary course of business;

                  (v) failed to pay any creditor any material amount owed to such creditor when due;

                  (vi) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

                  (vii) made any material changes in the customary methods of operations of the Company, including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

                  (viii) merged with, entered into a consolidation with or acquired an equity interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

                  (ix) made any capital expenditure or commitment of any capital expenditure in excess of $20,000 individually or $50,000 in the aggregate;

                  (x) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $20,000 individually or $50,000 in the aggregate;

                  (xi) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of inventories in the ordinary course of business consistent with past practice;

                  (xii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Company Stock, or any other interest in, the Company;

                  (xiii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

                  (xiv) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan;

                  (xv) written down or written up (or failed to write down or write up in accordance with and consistent with past practice) the value of any inventories or receivables or revalued any assets of the Company other than in the ordinary course of business consistent with past practice, and in accordance with U.S. GAAP;

                  (xvi) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

                  (xvii) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by U.S. GAAP;

                  (xviii) allowed any Permit or Environmental Permit that relates to the Company or otherwise relates to any asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the date of the Closing;

                  (xix) amended or modified in any material respect, or consented to the termination of, any Material Contract or the Company's rights thereunder,

                  (xx) amended or restated the articles of incorporation or the bylaws (or other organizational documents) of the Company;

                  (xxi) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of

Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                  (xxii) knowingly disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

                  (xxiii) made any express or deemed election or settled or compromised any material liability, with respect to Taxes of the Company;

                  (xxiv) suffered any casualty loss or damage with respect to any of the assets of the Company which in the aggregate have a replacement cost of more than $20,000, and which is not covered by insurance;

                  (xxv) suffered any Company Material Adverse Effect; or

                  (xxvi) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4.08, except as expressly contemplated by this Agreement.

         SECTION 4.09 ACCOUNTS RECEIVABLE

         Except as set forth in Section 4.09 of the Company Disclosure Schedule,
(a) each account receivable of the Company (collectively, the "Accounts Receivable") represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and, except for open sales and purchase orders described in
Section 4.11, the Company has performed all of its obligations to produce the goods or perform the services to which such Accounts Receivable relates, other than amounts recorded as deferred revenue, and (b) no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof, in an amount individually or in the aggregate that would exceed $50,000.

         SECTION 4.10 CUSTOMERS; SUPPLIERS

         (a) Listed in Section 4.10(a) of the Company Disclosure Schedule are the names and addresses of all the customers of the Company which ordered goods or merchandise from the Company with an aggregate value of $50,000 or more during the nine-month period ended September 30, 2000, and the amount for which each such customer was invoiced during such period. Except as noted in Section 4.10(a) of the Company Disclosure Schedule, the Company has not received any notice or has any reason to believe (other than by reason of non-payment of recurring maintenance fees) that any customer therein listed has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

         (b) Listed in Section 4.10(b) of the Company Disclosure Schedule are the names 9and addresses of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods for the Company (but not including services or advertising) with an aggregate purchase price of $20,000 or more during the nine-month period ended September 30, 2000 and the amount for which each such supplier invoiced the Company during such period.

         SECTION 4.11 SALES AND PURCHASE ORDER BACKLOG

         (a) As of the Reference Balance Sheet Date, open sales orders accepted by the Company totaled $191,607, and, as of October 20, 2000, open sales orders accepted by the Company totaled $354,025. Section 4.11 (a) of the Company Disclosure Schedule lists all sales orders which have been accepted by the Company, and which were open either as of the Reference Balance Sheet Date or as of the date hereof.

         (b) As of the Reference Balance Sheet Date, open purchase orders issued by the Company totaled $107,391, and, as of October 20, 2000, open purchase orders issued by the Company totaled $144,542. Section 4.11(b) of the Company Disclosure Schedule lists all purchase orders exceeding $5,000 per order, which have been issued by the Company, and which were open either as of the Reference Balance Sheet Date or as of the date hereof.

         SECTION 4.12 PRODUCT AND SERVICE WARRANTIES

         Set forth in Section 4.12 of the Company Disclosure Schedule are the standard written forms of product and service warranties and guarantees utilized by the Company as of the date of this Agreement. Neither the Company nor any of its Affiliates has made any other written material warranties (which remain in effect) with regard to products and/or services supplied by the Company.

         SECTION 4.13 EMPLOYEE BENEFIT PLANS; LABOR MATTERS

         (a) Section 4.13(a) of the Company Disclosure Schedule lists (i) all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, employee relocation programs, cafeteria benefit (Code Section
125) and dependent care (Code Section 129) plan, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or other trade or business (whether or not incorporated), which is treated as a single employer with the Company (an "ERISA Affiliate") pursuant to Code Section 414(b), (c), (m) or (o) is a party, or with respect to which the Company or any ERISA Affiliate has any obligation, or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the

Company or any of its affiliates and any employee of the Company or of any ERISA Affiliate, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the annual reports (Form 5500) for such Company Benefit Plan filed with the IRS for the last three (3) plan years, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Except as disclosed on Section 4.13 (a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has any express or implied commitment, whether legally enforceable or not, (i) to create and incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA. None of the Company Benefit Plans provide for or promise retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

         (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         (d) The Company on behalf of itself and all of the ERISA Affiliates hereby represents that, the Company does not sponsor or maintain, nor has it ever sponsored or maintained, a Company Benefit Plan which is or was intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, a trust established in connection with any

Company Benefit Plan which is or was intended to be exempt from federal income taxation under Section 501(a) of the Code, or a trust which is or was intended to be qualified as a voluntary employees' beneficiary association and to be exempt from federal income taxation under Section 501(c)(9) of the Code.

         (e) The Company on behalf of itself and all of the ERISA Affiliates hereby represents that, other than as disclosed in Section 4.13(e) of the Company Disclosure Schedule: (i) to the Company's knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (ii) neither the Company nor any ERISA Affiliate has incurred any liability for any penalty or tax arising under Section 4980, 4980B or 6652 of the Code, and, to the Company's knowledge, no fact or event exists which could give rise to any such liability;
(iii) neither the Company nor any ERISA Affiliate has incurred any liability under Section 502 of ERISA, and, to the Company's knowledge, no fact or event exists which could give rise to any such liability; (iv) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates; (v) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and, to the Company's knowledge, no fact or event exists which could give rise to any such challenge or disallowance; and (vi) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Benefit Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(l) of ERISA, the Company on behalf of itself and all of the ERISA Affiliates hereby represents that all requisite governmental reports (which were true and correct as of the date filed) have been prepared in good faith and timely filed and all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan have been properly and timely filed and distributed or posted. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

         (f) To the Company's knowledge, the Company is in compliance with the requirements of (i) the Americans With Disabilities Act, (ii) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder, and (iv) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

         (g) Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, the Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company and no collective bargaining agreement is being negotiated by the Company. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company. As of the date of this Agreement, to the knowledge of the Company, neither the Company, nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

         (h) The Company has made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each ERISA Affiliate, (ii) all severance plans, agreements, programs and policies of the Company and each ERISA Affiliate with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to their respective employees or consultants which contain "change of control" provisions. Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, no payment or benefit which will be made by the Company or any ERISA Affiliate under any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Code Section 280(G)(1). Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

         (i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company Reports.

         (j) The Company maintains satisfactory employer-employee relations. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.

         (k) Upon termination of the employment of any employees, neither the Company nor Parent or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation, sick pay or any payments in accordance with the Company's normal policies or agreements as provided in Section 7.03(b)).

         SECTION 4.14 EMPLOYEES

         (a) Section 4.14 of the Company Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1999 and 2000, the date of employment and job title of each current salaried employee, officer, director, consultant or agent of the Company.

         (b) All officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment pursuant to an agreement in substantially the form set forth in the Company Disclosure Schedule.

         SECTION 4.15 MATERIAL CONTRACTS

         (a) Except as disclosed in Section 4.15(a) of the Company Disclosure Schedule, each Material Contract: (i) is legal, valid and binding on the Company and, to the Company's knowledge, the other parties thereto and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 4.15(a) of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract, except as would not give rise, individually or in the aggregate, to a Company Material Adverse Effect.

         (b) Except as disclosed in Section 4.15(b) of the Company Disclosure Schedule, to the knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

         SECTION 4.16 GUARANTIES

         Except as set forth in Schedule 4.16 of the Company Disclosure Schedule, the Company is not a party to any guaranty, and no Person is a party to any guaranty for the benefit of the Company.

         SECTION 4.17 LITIGATION

         Except as disclosed in Section 4.17 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company. Except as disclosed in
Section 4.17 of the Company Disclosure Schedule, the Company is not subject to any outstanding order, writ, injunction or decree.

         SECTION 4.18 ENVIRONMENTAL MATTERS

         Except as disclosed in Section 4.18 of the Company Disclosure Schedule, to the knowledge of the Company: (i) the Company is in material compliance with all applicable Environmental Laws; (ii) all past noncompliance, if any, of the Company with Environmental Laws or Environmental Permits known to the Company has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) the Company has not released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or within the two year period preceding the date hereof, owned, leased or occupied by the Company, in violation of any Environmental Law.

         SECTION 4.19 INTELLECTUAL PROPERTY

         (a) COMPANY INTELLECTUAL PROPERTY. All patents, trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary and non-proprietary information or materials that are or have been used (including without limitation in the development of) in the Company's business and/or in any product, technology or process (i) currently being, or within the two year period preceding the date hereof were, manufactured, published or marketed by the Company or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Company are hereinafter referred to as the "Company Intellectual Property."

         (b) APPLICATIONS AND REGISTRATIONS. Section 4.19(b) of the Company Disclosure Schedule contains a true and complete list of all of the Company's patents, pending patent applications, trademarks, pending trademark applications, trade names, service marks, pending service mark applications, Internet domain names, pending Internet domain name applications, copyrights and copyright registrations and pending applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company to protect its interests in the Company Intellectual Property.

         (c) RIGHTS TO COMPANY INTELLECTUAL PROPERTY. Except as set forth in
Section 4.19(c) of the Company Disclosure Schedule, the Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company; (ii) in the public domain; or (iii) rightfully used by the Company pursuant to a valid license. The Company has all rights in the Company Intellectual Property necessary to carry out the Company's current activities (which for the purposes hereof shall include products under development).

         (d) THIRD PARTY CLAIMS. No manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company infringes on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or of any person or the patent of any person. No claims (i) challenging the validity, effectiveness or ownership by the Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Company, are threatened by any person, nor are there, to the Company's knowledge, any valid grounds for any bona fide claim of any such kind; provided that with respect to the third-party software listed in Section 4.19(g) of the Company Disclosure Schedule, the foregoing shall apply only to the Company's knowledge.

All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Company are enforceable and subsisting. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

         (e) ROYALTIES. Except as set forth in Section 4.19(e) of the Company Disclosure Schedule, there are no material royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

         (f) PERSONNEL. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company, have executed nondisclosure agreements in the form set forth in the Company Disclosure Schedule and either (i) have been a party to a "work-for-hire" arrangement or agreements with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor or the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising.

         (g) THIRD PARTY AGREEMENTS. Except as set forth in Section 4.19(g) of the Company Disclosure Schedule (and except for any consents required in connection with the Merger), the Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to Company Intellectual Property, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property. Section 4.19(g) sets forth a list of all licenses by the Company of the Company Intellectual Property, excluding shrink wrap and other commodity type licenses; except as set forth in Section 4.19(g), the Company has not licensed, encumbered or otherwise granted any rights in or to the Company Intellectual Property to any third party.

         (h) COMPANY SOFTWARE PROGRAM. Section 4.19(h) of the Company Disclosure Schedule contains a true and complete list of all of Company's software programs (the "Software Programs"). Except as set forth in Section 4.19(h) of the Company Disclosure Schedule, the Company owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

         (i) PROTECTION. The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Company only to employees, contractors and consultants who have a "need to know," the contents thereof in connection with the performance of their duties to the Company and who have executed the nondisclosure agreements referred to in Section 4.19(f), and

(iii) except as set forth in Section 4.19(i) of the Company Disclosure Schedule, have not been disclosed to any third party.

         (j) THIRD-PARTY SOFTWARE. Section 4.19(j) of the Company Disclosure Schedule contains a complete list of software libraries, software systems, compilers and other third-party software necessary for the development of the Software Programs and the development or production of Company products. The Company Disclosure Schedule lists all license agreements for the use of all such software (excluding shrink wrap and other commodity type licenses and software within the public domain) and, if any such software is not licensed, the basis of the use of such software by the Company. All use of each of such software product by the Company has been in material compliance with the respective license agreement or other right of use listed on the Company Disclosure Schedule.

         (k) CONTRACT PERFORMANCE. The Company has observed all provisions of, and performed all of their obligations under, the license agreements to which it is a party. The Company has not taken any action that could cause, or failed to take any action (except that Company has not filed any copyright registrations or patent applications with respect to the Company Intellectual Property), the failure of which could cause, (i) any source code, trade secret or other Company Intellectual Property to be released from an escrow or otherwise made available to any person or entity, dedicated to the public or otherwise placed in the public domain or (ii) a Company Material Adverse Effect.

         SECTION 4.20 TAXES

         (a) The Company has timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, correct, and complete in all respects, and has paid all Taxes required to be paid as shown on such Tax Returns. True and correct copies of all such returns have been provided to Parent.

         (b) The Company Reports reflect an adequate reserve (which reserve was established in accordance with GAAP) for all Taxes payable by the Company, accrued through the date of such financial statements. The books and records of the Company reflect an adequate reserve for Taxes not yet due and payable and properly accrued in accordance with GAAP since the Closing Balance Sheet.

         (c) Except as set forth in Schedule 4.20(c) of the Company Disclosure Schedule, the Company (i) has not received any written notice of deficiency or assessment from any Tax or other governmental authority with respect to Taxes of the Company, (ii) is not currently under, or has received notice of commencement of, any audit by any taxing or other governmental authority concerning any Taxes of the Company, (iii) has not received any request for a Tax Return or inquiry as to whether a Tax Return has been filed from any jurisdiction where it does not or has not filed Tax Returns, or (iv) has neither executed any waiver of the statute of limitations with respect to any taxable period of the Company or received any request for such a waiver. With respect to any asserted deficiency in Taxes not paid by the Company, the Company is contesting such deficiency in good faith and by appropriate procedures and has established adequate reserves in accordance with GAAP for such Taxes.

         (d) There is no lien for Taxes on the assets of the Company, except for inchoate liens for Taxes not yet due and payable.

         (e) Except as set forth in Schedule 4.20(e) of the Company Disclosure Schedule, the Company has not been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns with respect to Taxes that may be paid, collected or withheld by or with respect to the Company or paying such Taxes at any time.

         (f) Except as set forth in Schedule 4.20(f) of the Company Disclosure Schedule, there is no contract, agreement or intercompany account system (including but not limited to Tax sharing, allocation or indemnification agreements) under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount computed by reference to any portion of a Tax).

         (g) The Company is not a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not contemplated hereby, that could reasonably be expected to have the effect of (i) the recognition of a deduction or loss before the date of the Closing and a corresponding recognition of taxable income or gain by the Company after the date of the Closing or (ii) the recognition of taxable income or gain by the Company after the date of the Closing without the receipt of or entitlement to a corresponding amount of cash.

         (h) Except as set forth in Schedule 4.20(h) of the Company Disclosure Schedule, (i) no closing agreement, written ruling, or determination letter with respect to Taxes, or any equivalent written decision from a foreign jurisdiction, has been received from, and no closing or other similar agreement has been executed with, any Tax or other governmental authority that will be binding upon the Company after the Closing and (ii) no power of attorney has been given by or with respect to the Company to any Person with respect to Taxes that will be binding upon the Company.

         (i) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

         (j) The Company has properly withheld on and all amounts paid to employees or to Persons located or incorporated outside of the United States and have paid the appropriate amounts withheld to the proper governmental authorities.

         (k) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

         (l) The Company has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

         SECTION 4.21 PROPERTIES AND ASSETS

         (a) The Company has good and marketable title to the properties and assets reflected on the Reference Balance Sheet of the Company other than nonmaterial properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet, and all such properties and assets are free and clear of claims, except (i) as set forth in Section 4.2 1(a) of the Company Disclosure Schedule and (ii) Permitted Encumbrances. Such properties and assets constitute all of the assets necessary to conduct the Company's business substantially in the same manner as it has been conducted prior to the date hereof.

         (b) The Company does not own any real properties. Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the real properties leased by the Company (the "Leased Properties"). The Company has good and marketable leasehold title to the Leased Properties set forth in
Section 4.21(b) of the Company Disclosure Schedule, free and clear of all claims, tenants and occupants except for Permitted Encumbrances and as set forth in Section 4.21(b) of the Company Disclosure Schedule. Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been made available to Parent and there have been no material changes or amendments to such leases or agreements since they were made available. The Company is the lawful owner of all improvements and fixtures located at the Leased Properties, free and clear of all Claims except for Permitted Encumbrances. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any default of the Company thereunder and, to the Company's knowledge, without any default thereunder of the other party thereto, and such leases and agreements give the Company the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate its business as it is currently being conducted. Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, the possession of such property by the Company has not been disturbed nor has any claim relating to the Company's title to or possession of such property been asserted against the Company.

         SECTION 4.22 BROKERS

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

         SECTION 4.23 CERTAIN BUSINESS PRACTICES

         To the Company's knowledge, none of the Company, or any of its directors, officers, agents or employees of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of

Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

         SECTION 4.24 INTERESTED PARTY TRANSACTIONS

         (a) Except as set forth in Section 4.24(a) of the Company Disclosure Schedule, since January 1, 2000 no executive officer, director or greater than 5% shareholder of the Company has engaged in any business dealings with the Company.

         (b) Except for normal compensation received as employees or directors and for transactions set forth in the Company Reports, no officer or, to the knowledge of the Company, director or greater than 5% shareholder of the Company, and no entity known by the Company to be controlled by any officer or, to the knowledge of the Company, director or greater than 5% shareholder of the Company (other than Parent) is directly or indirectly engaged in business as a competitor, lessor, lessee, customer or supplier of the Company; owns directly or indirectly any interest (excepting no more than 5% stockholdings for investment purposes in securities of publicly held companies) in any Person that is directly or indirectly engaged in business as a competitor, lessor, lessee, franchisee, customer or supplier of the Company; or is an officer, director, employee or consultant of any such person.

         (c) Except for normal compensation received as employees or directors and for transactions set forth in the Company Reports, no officer, director or, to the knowledge of the Company, greater than 5% shareholder of the Company, and no entity known by the Company to be controlled by any officer, director or, to the knowledge of the Company, greater than 5% shareholder of the Company:

                  (i) owns directly or indirectly, in whole or in part, any material tangible or intangible property that the Company uses;

                  (ii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, and similar matters in agreements existing on the date hereof; or

                  (iii) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of the Company is a partner or shareholder (excepting no more than five percent stockholdings for investment purposes in securities of publicly-held companies).

         SECTION 4.25 VOTE REQUIRED; CONSENTS.

         The affirmative vote or consent of the Holders of a majority of each of
(i) the Company Common Stock, voting as a separate voting group and (ii) the Series A and the Series B, voting together as a separate voting group, are the only votes of the holders of any of the Company's Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

         SECTION 4.26 BOARD APPROVAL

         The Board of Directors of the Company has (i) approved this Agreement and the Merger and all transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on the terms that are fair to such shareholders.

         SECTION 4.27 BUSINESS ACTIVITY RESTRICTIONS

         Except as set forth in Section 4.27 of the Company Disclosure Schedule, there is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any officer, employee or consultant of the Company is a party or that otherwise is binding upon the Company or such officer, employee or consultant that has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

         SECTION 4.28 REPRESENTATIONS COMPLETE

         None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

         SECTION 5.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

         Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the State of Delaware and the State of Colorado, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or good standing or to have such power, authority and governmental approvals are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger

Sub is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT

         Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

         SECTION 5.03 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.03(b) have been obtained and all filings and notifications described in Section 6.03(b) have been made, conflict with or violate any Law applicable to Parent or by which any property or asset of Parent or Merger Sub is bound or affected.

         (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except the filing and recordation of the Merger Agreement as required by the CBCA.

         SECTION 5.04 BROKERS

         Except for a fee payable to Wit SoundView Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

         SECTION 5.05 SUFFICIENT FUNDS

         Parent has sufficient funds available to purchase all the Company Capital Stock, to pay the Net Merger Consideration, to pay the Earn-out Amount and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                  ARTICLE VI.
                            CONDUCT PRIOR TO CLOSING

         SECTION 6.01 CONDUCT OF BUSINESS BY THE COMPANY

         (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing, (x) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and to preserve the current relationships of the Company with such of the corporate partners, customers, suppliers and other persons with which the Company has significant business relations in order to preserve substantially intact its business organization.

         (b) Except as described in Section 6.01(b) of the Company Disclosure Schedule, the Company covenants and agrees that, prior to the Closing, without the prior written consent of Parent (which will not be unreasonably withheld or delayed), the Company will not do any of the things enumerated in Section 4.08(i)-(xxvi).

         SECTION 6.02 NOTICES OF CERTAIN EVENTS

         The Company agrees to give prompt notice to Parent, but in any event within two Business Days, of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company that relate to the consummation of the Merger, (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a material default under any Company Material Contract, and (v) any change that could reasonably be expected to have a Company Material Adverse Effect or to delay or impede the ability of the Company to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger.

         SECTION 6.03 ACCESS TO INFORMATION; CONFIDENTIALITY

         (a) From the date of this Agreement to the Effective time, the Company shall (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon reasonable prior notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

         (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03.

         SECTION 6.04 NO SOLICITATION OF TRANSACTIONS

         The Company shall not directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, a transaction involving a change of control of the Company, the sale of any of the Company's assets, a merger, consolidation or reorganization of or with the Company or any other party, the sale of any of the Company's stock or other similar transaction (collectively, "Other Transaction"), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Other Transaction, or agree to or endorse any Other Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company shall notify Parent promptly, and in no event later than two Business Days after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding an Other Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Other Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use all commercially reasonable efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including, without limitation, any investment banker, attorney or accountant by it) are aware of the restrictions described in this
Section 6.04.

         SECTION 6.05 FURTHER ACTION; CONSENTS; FILINGS

         (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub, the Company or the Surviving Corporation in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under any applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document.

         (b) Each of the parties hereto shall promptly give (or cause their respective Subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

         SECTION 7.01 PUBLIC ANNOUNCEMENTS

         Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other (which will not be unreasonably withheld or delayed), except to the extent required by applicable law or any listing agreement with a national securities exchange or national securities system in which case the issuing party shall use all reasonable efforts to consult with the other parties before issuing any such release or making any such public statement.

         SECTION 7.02 SHAREHOLDER APPROVAL

         Promptly after the date of this Agreement, the Company shall take all action necessary in accordance with Colorado law and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders to approve this Agreement and the Merger (the "Shareholders Meeting"), which Shareholders Meeting shall take place no later than November 8, 2000. The Company shall not postpone or adjourn (other than for the absence of a quorum) the Shareholders Meeting without the consent of Parent. The Company shall use its reasonable best efforts to solicit from the Company's shareholders proxies or consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company's Shareholders required to effect the Merger.

         SECTION 7.03 EMPLOYEE MATTERS

(a) The eligibility of each employee of the Company (and his or her spouse and dependents) to participate in the welfare and/or benefit plans of Parent or the Surviving

Corporation after the Effective Time shall be determined without regard to any preexisting condition, waiting period, actively-at-work, or similar exclusion or condition except for any such condition or exclusion to which the employee is subject under the applicable welfare plan of the Company as of the Effective Time. Employees of the Company shall receive credit under the welfare and/or benefit plans of Parent or the Surviving Corporation in which they participate after the Effective Time toward coinsurance and deductibles for any payments made by them during the calendar year in which the Effective Time occurs under the applicable welfare plans of the Company. Parent shall cause the Surviving Corporation to maintain in effect the welfare and/or benefit plans of the Surviving Corporation until such time as the employees of the Surviving Corporation are enrolled in the welfare and/or benefit plans of Parent. In addition, employees of the Surviving Corporation shall receive credit, for purposes of its retirement, welfare, vacation and similar plans or policies, for service with the Company prior to the Effective Time.

         (b) Parent shall cause the Surviving Corporation to comply with its compensation and severance obligations under any employment agreement between the Company and any of its employees in effect on the date hereof; provided that each such agreement has been provided to Parent prior to the date hereof.

         (c) Parent or the Surviving Corporation shall provide health care continuation coverage, pursuant to and in accordance with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations (including proposed regulations), to any former employees of the Company and their spouses, former spouses and dependents who either have elected such continuation coverage or who may be eligible to elect such continuation coverage as of the Closing.

         (d) Parent shall cause the Surving Corporation to maintain in effect the Advanced Software Technologies, Incorporated Simple IRA (the "SIMPLE IRA") until the end of the calendar month in which the Closing occurs.

         SECTION 7.04 CONDUCT OF BUSINESS OF SURVIVING CORPORATION FOLLOWING THE CLOSING

         Each of the parties hereto acknowledges that, following the Closing, Parent may cause the Surviving Corporation to implement changes to its business; PROVIDED, HOWEVER, that Parent agrees that, during the period beginning on the date of the Closing and ending on January 1, 2001, Parent will not cause the Surviving Corporation to conduct its business in a manner which is intended to, or could reasonably be expected to, materially and adversely affect the ability of the Surviving Corporation to meet the revenue targets specified on Exhibit B.

                                 ARTICLE VIII.
                            CONDITIONS TO THE MERGER

         SECTION 8.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

         The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

         (a) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation; and

         (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable competition, merger control or similar Law shall have expired or been terminated.

         SECTION 8.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

         The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

         (a) each of the representations and warranties of Parent contained in this Agreement that is qualified by materiality shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of an authorized officer of Parent to such effect;

         (b) Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of an authorized officer of Parent to that effect;

         (c) The Company shall have obtained the requisite consent of its shareholders; and

         (d) Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         SECTION 8.03 CONDITIONS TO THE OBLIGATIONS OF PARENT

         The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

         (a) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of an authorized officer of the Company to such effect;

         (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of an authorized officer of the Company to that effect;

         (c) the Company and Escrow Agent shall have executed and delivered the Escrow Agreement;

         (d) there shall not be pending any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Parent to hold separate or dispose of any of the stock or assets of the Company or impose material limitations on the ability of Parent to control in any material respect the business, assets or operations of either Parent or the Company;

         (e) the directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Company effective as of the Effective Time;

         (f) the Company shall have obtained all consents, approvals, authorizations and permits described in Section 8.03(f) of the Company Disclosure Schedule;

         (g) Parent shall have received the legal opinion of Holland & Hart LLP, legal counsel to the Company, in substantially the form attached hereto as EXHIBIT D;

         (h) each of the individuals listed on Schedule 8.03(h) shall have executed and delivered to Parent an employment agreement in substantially the form attached hereto as EXHIBIT E;

         (i) each of the individuals listed on Schedule 8.03(i) shall have executed and delivered to Parent a noncompetition agreement in substantially the form attached hereto as EXHIBIT F;

         (j) the Company and each holder of Warrants shall have executed and delivered a warrant termination agreement in substantially the form attached hereto as EXHIBIT G; and

         (k) the Company shall have obtained the consent of its shareholders to amend its Articles of Incorporation as set forth in the Certificate of Amendment to Articles of Incorporation attached hereto as EXHIBIT H hereto (the "Certificate of Amendment") and shall have filed the Certificate of Amendment with the Secretary of State of the State of Colorado.

                                  ARTICLE IX.
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01 TERMINATION

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

         (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

         (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

         (c) by either Parent or the Company, if any Governmental order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

         (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 15 days and for so long as the Company continues to exercise such reasonable efforts during such period, Parent may not terminate this Agreement under this Section 9.01(e); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; and

         (e) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 15 days and for so long as Parent continues to exercise such reasonable efforts during such period, the Company may not terminate this Agreement under this Section 9.01(f); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this
Section 9.01.

         SECTION 9.02 EFFECT OF TERMINATION

         In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth this Agreement.

         SECTION 9.03 AMENDMENT

         This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, after the approval of this Agreement by the shareholders of the Company, no amendment may be made, except such amendments that have received the requisite shareholder approval and such amendments as are permitted to be made without shareholder approval under the CBCA. This Agreement may not be amended except by instrument in writing signed by the parties hereto.

         SECTION 9.04 WAIVER

         At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 9.05 EXPENSES

         All Expenses incurred by the Company in connection with this Agreement and the Merger shall be paid by the Company, and all Expenses incurred by Parent or Merger Sub in connection with this Agreement and the Merger shall be paid by Parent, in each case whether or not the Merger is consummated.

                                   ARTICLE X.
                                 INDEMNIFICATION

         SECTION 10.01 INDEMNIFICATION

         Subject to the limitations set forth in Section 10.03, Parent, Merger Sub, the Surviving Corporation and their Affiliates, officers, directors, shareholders, agents, representatives, advisors, successors and assigns (collectively, "Parent Indemnitees") will be indemnified for and held harmless against and in respect of any and all claims, losses, damages (including incidental and consequential damages), expenses (including court costs, the costs of any investigation, expert witnesses and preparation, and reasonable attorneys' fees), obligations and liabilities, whether or not involving third party claims (collectively, "Losses"), which, directly or indirectly, arise or result from or are incident or related to (i) the inaccuracy of any representation or breach of any warranty of the Company under this Agreement or the other agreements to be entered into by the Company in connection with this Agreement; or (ii) any default or failure of the Company's commitments or obligations under this Agreement or such other agreements; or (iii) any act or omission of the Company which otherwise constitutes a breach of this Agreement or such other agreements; or (iv) any failure by the Company to comply with the federal securities laws or the securities or blue sky laws of any other applicable jurisdiction prior to the Closing; or (v) any indemnification agreement between the Company and any of its directors or officers; or (vi) state and local sales and use taxes paid by Parent or the Surviving Corporation following the Closing in respect of sales made by the Company prior to the Closing; or (vii) the failure of the Company to make required filings with the United States Department of Labor or the IRS in respect of the Advanced Software Technologies Premium Only Plan; or (viii) monthly premiums due under the Advanced Software Technologies, Incorporated Medical Plan, to the extent such premiums exceed $9,200.00. The Escrow Amount will be the sole source of indemnification available to Parent Indemnitees during the term of the Escrow Agreement. Consummation of the merger will not be deemed or construed to be a waiver of any right or remedy of Parent Indemnitees, nor will this Section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by the Company's shareholders. Any amounts, excluding any award of interest, to which a Parent Indemnitee may be entitled under this
Article X will bear interest at an annual rate of the lesser of 12% or the maximum legal rate permitted under applicable law from the later of the Closing and the date on which the Losses giving rise to such Parent Indemnitees' indemnification rights are determined to have been incurred through the date on which such amounts are paid. For purposes of this Article X, any Losses suffered or sustained by the Company or the Surviving Corporation or to which the Company or the Surviving Corporation may be subject will be deemed to be suffered or sustained by Parent Indemnitees. The Company's shareholders will not be entitled to contribution from, or recovery against, the Surviving Corporation with respect to any liability of the Company's shareholders for Losses under this Agreement.

         SECTION 10.02 RIGHT TO DEFEND; CERTAIN OTHER PROCEDURES

         (a) The Parent Indemnitees will promptly notify the Shareholder Representative, on behalf of the Company's shareholders (collectively, the "Shareholder Indemnitors"), of the existence of any claim, demand, cause of action or other matter (collectively, a "Claim") involving Losses, or potential Losses, for which the Parent Indemnitees may be entitled to indemnification. The Shareholder Indemnitors shall be entitled to assume the defense of any such Claim with counsel reasonably satisfactory to the Parent Indemnitees. If the Shareholder Indemnitors do not assume the defense of any Claim, the Parent Indemnitees shall be entitled to defend the same with counsel of the Parent Indemnitees' selection, and the Shareholder Indemnitors will provide reasonable cooperation to the Parent Indemnitees in the defense of such Claim. In either case, the Shareholder Indemnitors shall bear the reasonable expense of such counsel; provided, however, that if, within 30 days following notice of a Claim, the Parent Indemnitees fail to defend such Claim, or if, at any time after assuming defense of such Claim, the Parent Indemnitees fail to continue to defend it vigorously and in good faith, then the Shareholder Representative, on behalf of the Shareholder Indemnitors, shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Claim on behalf, for the account, and at the risk and expense of the Shareholder Indemnitors. The Parent Indemnitees will use all commercially reasonable efforts to notify the Shareholder Representative, on behalf of all Shareholder Indemnitors, within 30 days of the date that Parent's senior management receives actual notice of a Claim; provided, however, that the failure to give timely notice required by this Section 10.02(a) will not relieve the Shareholder Indemnitors of their obligations under this Agreement, unless such failure resulted in actual, material and irreparable detriment to the Shareholder Indemnitors with respect to the Claim (and then such relief will only apply to that portion of the Claim that was actually, materially and irreparably lost).

         (b) Notwithstanding anything in Section 10.02(a) to the contrary, if Parent Indemnitees have any Claim involving Losses, or potential Losses, for which the Parent Indemnitees may be entitled to indemnification that does not involve liability or potential liability to any third party, the Shareholder Representative has 30 days, after having been given written notice from Parent Indemnitees describing the existence and general nature of such Claim to dispute such. If the Shareholder Representative does not send written notice to Parent Indemnitees within such 30-day period that disputes such Claim, the amount of such Claim will be conclusively deemed a liability of the Shareholder Indemnitors.

         (c) Nothing in this Agreement will prevent a Parent Indemnitee from making a claim under this Agreement or the Escrow Agreement for any potential or contingent Claim, provided that it notifies the Shareholder Representative, setting forth the general basis for any such potential or contingent Claim and the estimated amount thereof to the extent then feasible, and provided further that, if a potential or contingent Claim involves potential liability to a third party, such Parent Indemnitee has reasonable grounds to believe that such Claim will be made.

         (d) In the event that the Shareholder Representative objects to any Claim made by a Parent Indemnitee, the Shareholder Representative and Parent Indemnitee will attempt, in good faith, to agree on the rights of the Shareholder Indemnitors and Parent Indemnitee with respect to each such Claim. If the Shareholder Representative and Parent Indemnitee do so agree, and such agreement includes the release of some or all of the Escrow Amount to a Parent Indemnitee, then the Shareholder Representative and Parent Indemnitee will each sign joint written instructions to the Escrow Agent so instructing the Escrow Agent, and the Escrow Agent will be entitled to rely on such written instructions and distribute such Escrow Amount in accordance with the terms of such instructions. Subject to Section 10.03, and after the Escrow Release Date, if such agreement includes any payment to be made by the Shareholder Indemnitors to Parent Indemnitee, such Shareholder Indemnitors will immediately reimburse Parent Indemnitee for the full amount of the agreed upon payment. If no agreement can be reached after good faith negotiation, or in any event at any time fourteen days after the Shareholder Representative notifies the Parent Indemnitee of the dispute, either Parent Indemnitee or the Shareholder Representative may initiate arbitration with respect to such Claim pursuant to
Section 12.07.

         (e) Except as set forth in Section 10.03 and as otherwise set forth in this Section 10.02, the provisions of this Agreement, and the Escrow Agreement will not restrict or impair in any respect the rights or remedies otherwise available to Parent Indemnitees against the Company's shareholders at law or in equity, which rights and remedies will be cumulative and in addition to any other available remedies.

         SECTION 10.03 LIMITATIONS ON INDEMNIFICATION

         (a) Neither the Company nor any of its shareholders shall have any liability under this Agreement, including but not limited to under Section 10.01, unless the aggregate amount of Losses otherwise subject to the indemnification obligations thereunder exceeds $50,000, in which case Parent shall be entitled to indemnification for the entire amount of any such Losses, except as may be limited by this Section 10.03.

         (b) Neither the Company nor any of its shareholders shall have any liability under this Agreement, including but not limited to under Section 10.01, to the extent that the aggregate amount of Losses otherwise subject to the indemnification obligations thereunder exceeds the sum of $1,300,000 and ten percent (10%) of the Earn-out Amount or, with respect only to liability in respect of the representations and warranties made by the Company in Sections 3.02(b) and 3.02(c), the sum of $13,000,000 and the Earn-out Amount.

         (c) The indemnification obligations and remedies set forth in this
Article X are intended to be the sole and exclusive remedy of the parties with respect to the matters for which indemnification may be sought pursuant to
Section 10.01.

                                  ARTICLE XI.

                         THE SHAREHOLDER REPRESENTATIVE

         SECTION 11.01 APPOINTMENT OF THE SHAREHOLDER REPRESENTATIVE

         (a) The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the approval of the Company's shareholders of the designation and irrevocable appointment of R. Gale Daniel as the agent and representative (i.e., the Shareholder Representative) of all the Company's shareholders, for purposes of this Agreement and the Escrow Agreement, and through whom all actions on behalf of the Company's shareholders relating to this Agreement and the Escrow Agreement (including those actions as are required, authorized or contemplated by the foregoing Article X with respect to indemnification and escrow) will be made or directed, and that the Shareholder Representative will be the only person authorized to take any action so required on behalf of the Company's shareholders. The Company's shareholders will be bound by any and all actions taken on their behalf by the Shareholder Representative.

         (b) By signing this Agreement, R. Gale Daniel hereby accepts and acknowledges his appointment as the Shareholder Representative and agrees to perform the duties required of the Shareholder Representative under this Agreement and the Escrow Agreement.

         SECTION 11.02 REPLACEMENT OF SHAREHOLDER REPRESENTATIVE

         The appointment of the Shareholder Representative is irrevocable by the Company's shareholders, except that a successor to the Shareholder Representative may be appointed by a written instrument signed by a majority in percentage interest of the Company's shareholders. Upon such appointment of any such successor, such successor will immediately give written notice of his or her appointment to Parent and the Escrow Agent (along with a certified copy of the written instrument showing such successor's appointment) and thereafter (i) such successor will be deemed to be the Shareholder Representative for purposes of this Agreement and the Escrow Agreement; and (ii) all of the terms, provisions and obligations of this Agreement and the Escrow Agreement will automatically (without any action on the part of such successor or further notice to any party) be binding upon and inure to the benefit of such successor. The choice of a successor Shareholder Representative appointed in any manner permitted above is final and binding upon all of the Company's shareholders.

         SECTION 11.03 COMMUNICATIONS; NOTICES

         Parent and the Escrow Agent are entitled to rely upon any communication or writings given or executed by the Shareholder Representative as binding all of the Company's shareholders and their successors, assigns, heirs, legal representatives, affiliates and spouses, and Parent and the Escrow Agent will not be bound or put on notice by any communications from any Company shareholder or other person (other than the Shareholder Representative acting as such). All notices to be sent to the Company's shareholders pursuant to this Agreement or the Escrow Agreement will be addressed to the Shareholder Representative. Any notice so sent will be deemed notice to all of the Company's shareholders. The adoption of this Agreement and the approval of the merger by the Company's shareholders will constitute the authorization of the Company's shareholders to the Shareholder Representative accepting notice on behalf of the Company's shareholders pursuant to this Section 11.03.

         SECTION 11.04 AGENT FOR SERVICE OF PROCESS

         The Shareholder Representative is hereby irrevocably appointed as the lawful agent of the Company's shareholder and their successors, assigns, heirs, legal representatives, affiliates and spouses to receive and forward on their behalf service of all necessary processes in any action, suit, or proceeding arising under or in any way relating to this Agreement, the Escrow Agreement or any related document, any of the transactions contemplated hereby or thereby or any of the subject matter hereof and that may be brought against any of the Company's shareholder or any of their successors, assigns, heirs, legal representatives, affiliates or spouses in any court. Such service of process or notice received by the Shareholder Representative will have the same force and effect as if served upon the Company's shareholders or their respective successors, assigns, heirs, legal representative, affiliates or spouses.

         SECTION 11.05 POWER OF ATTORNEY

         The adoption of this Agreement and the approval of the merger by the Company's shareholders will constitute the approval of the Company's shareholders of the appointment of the Shareholder Representative as the true and lawful attorney-in-fact of the Company's shareholders and their successors, assigns, heirs, legal representatives, affiliates or spouses, with full power in such shareholders' (or successors', assigns', heirs', legal representatives', Affiliates' or spouses') names and on such shareholders' (or the successors', assigns', heirs', legal representatives', Affiliates' or spouses') behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Shareholder Representative, and in general to do all things and to perform all acts, including executing and delivering the Escrow Agreement and all other agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement or the Escrow Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other shareholders of the Company and in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of any Company shareholder or by operation of law, whether by death or any other event.

         SECTION 11.06 LIMITATION ON THE SHAREHOLDER REPRESENTATIVE'S LIABILITY, ETC.

         The Shareholder Representative will not be liable to the other shareholders of the Company for any action taken, suffered or omitted by the Shareholder Representative in good faith and reasonably believed by the Shareholder Representative to be authorized or within the discretion of the rights or powers conferred upon the Shareholder Representative by this Agreement, or the Escrow Agreement, except to the extent of the Shareholder Representative's own gross negligence, recklessness or willful misconduct. The Shareholder Representative may consult with competent and responsible legal counsel selected by him, and he will not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel. The adoption of this Agreement and the approval of the Merger by the Company's shareholders will constitute the agreement of the Company's shareholders (and such shareholders' successors, assigns, heirs, legal representatives, affiliates or spouses) to severally and not jointly indemnify, defend and hold the Shareholder Representative harmless as to any and all liability incurred and amounts paid by the Shareholder Representative to the Escrow Agent under clause
(ii) of Section 6(a) of the Escrow Agreement as a result of any action taken by a shareholder of the Company against the Escrow Agent.

                                  ARTICLE XII.
                               GENERAL PROVISIONS

         SECTION 12.01 SURVIVAL

         The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement (including the Schedules and Exhibits incorporated into this Agreement) will survive the consummation of the transactions contemplated by this Agreement (subject, in the case of such representation and warranties of the Company, to the time limits set forth in the following sentence), and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Parent Indemnitees (as defined in Section 10.01). Claims for indemnification by Parent Indemnitees with respect to (i) all of the representations and warranties of the Company, other than all of the representations and warranties contained in Section 3.02 and
Section 4.03 and all of the representations and warranties as to environmental matters, taxes and tax matters (including all of the representations and warranties contained in Section 4.20), may be made at any time on or prior to the first anniversary of the Closing; (ii) all of the representations and warranties of the Company contained in Sections 3.02 and 4.03 may be made at any time, without limitation; and (iii) all of the representations and warranties of the Company as to environmental matters, taxes and tax matters (including all the representations and warranties contained in Section 4.18 and Section 4.20, respectively) may be made at any time prior to 60 days after the expiration of the statute of limitation that applies or would apply to the subject matter of any claim by a third person for which indemnification is sought. The waiver of any condition to the consummation of this Agreement by Parent or Merger Sub will not affect the Parent Indemnitees' rights to indemnification, payment of Losses or other remedies based on such representations, warranties, covenants and agreements; PROVIDED, HOWEVER, that (A) if the Company is unable to deliver the certificate required under Section 8.03(a), without any scheduled exceptions to the Company's representations and warranties contained in this Agreement, and the Company instead delivers a certificate with certain exceptions scheduled and Parent accepts such certificate (and schedule) and waives the condition set forth in Section 8.03(a), then the Company's representations and warranties contained in this Agreement will be modified as shown on the schedule to the certificate so accepted by Parent, and (B) if the Company is unable to deliver the certificate required under Section 8.03(b), without any scheduled exceptions to the Company's covenants and agreements contained in this Agreement, and the Company instead delivers a certificate with certain exceptions scheduled and Parent accepts such certificate (and schedule) and waives the condition set forth in Section 8.03(b), then the Company's covenants and agreements contained in this Agreement will be modified as shown on the schedule to the certificate so accepted by Parent. Nothing in this Section 12.01 will affect the obligations and indemnities of the parties with respect to the covenants and agreements that are contained in this Agreement (including the Schedules and Exhibits that are incorporated into this Agreement) that are permitted or required to be performed, in whole or in part, after the Closing.

         SECTION 12.02 NOTICES

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02).

         (a) If to Parent, Merger Sub or, after the Effective Time, the Company

                           Embarcadero Technologies, Inc.
                           425 Market Street
                           San Francisco, CA  94105
                           Telephone: (415) 834-3131
                           Telecopy: (415) 393-0164
                           Attention: Stephen Wong, President and Chief
                           Executive Officer

                           with a copy (which shall not constitute notice) to:

                           Heller Ehrman White & McAuliffe LLP
                           4250 Executive Square
                           La Jolla, CA  92037
                           Telephone: (858) 450-8400
                           Telecopy: (858) 450-8499
                           Attention: Stephen Ferruolo

         (b) If to the Company:

                           Advanced Software Technologies, Incorporated
                           7851 South Elati Street, Suite 102
                           Littleton, CO  80120
                           Telephone: (303) 730-7981
                           Telecopy: (303) 730-1756
                           Attention:  Gregory Schottland

                           with a copy (which shall not constitute notice) to:

                           Holland & Hart LLP
                           555 17th Street, Ste. 2700
                           Denver, CO  80202
                           Telephone:  (303) 295-8000
                           Telecopy: (303) 295-8261
                           Attention:  Christina Groll

         (c) If to the Shareholder Representative:

                           Mr. R. Gale Daniel
                           P.O. Box 3366
                           Littleton, Colorado  80161-3366

                           Telephone:  (303) 589-4949
                           Telecopy:  (303) 721-7240

         SECTION 12.03 SEVERABILITY

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long, as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

         SECTION 12.04 ASSIGNMENT; BINDING EFFECT; BENEFIT

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights, interests and obligations hereunder to any subsidiary of Parent (which assignment shall not relieve Parent of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         SECTION 12.05 INCORPORATION OF SCHEDULES AND EXHIBITS

         The Company Disclosure Schedule and all Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

         SECTION 12.06 GOVERNING LAW

         Except to the extent mandatorily governed by Colorado corporate law, this agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of California (without reference to conflicts of law principles other than those directing application of Colorado corporate law).

         SECTION 12.07 ARBITRATION

         Any claim, dispute or controversy of any nature arising out of or in connection with this Agreement, or the negotiation, execution, delivery, performance, nonperformance or breach thereof (collectively, a "Dispute") shall be resolved by arbitration before a single arbitrator administered by the American Arbitration Association (the "AAA") in accordance with its then applicable Commercial Arbitration Rules (the "Rules"), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected by the parties from a list provided by the AAA in accordance with the Rules. If an arbitration is initiated by Parent, it shall be held in Denver, Colorado, and if an arbitration is initiated by the Company, it shall be held in San Francisco, California.

         SECTION 12.08 HEADINGS

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.09 COUNTERPARTS

         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 12.10 ENTIRE AGREEMENT

         This Agreement (including the Company Disclosure Schedule and other Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    PARENT

                                    Embarcadero Technologies, Inc.

                                    By: /s/ Raj P. Sabhlok
                                        ----------------------------------------
                                    Name: Raj P. Sabhlok
                                        ----------------------------------------
                                    Title: Senior Vice President of Finance and
                                            Corporate Development and Chief
                                            Financial Officer

                                    MERGER SUB

                                    AST Acquisition Corporation

                                    By: /s/ Raj P. Sabhlok
                                        ----------------------------------------
                                    Name: Raj P. Sabhlok
                                        ----------------------------------------
                                    Title: Secretary
                                        ----------------------------------------

                                    COMPANY

                                    Advanced Software Technologies, Incorporated

                                    By: /s/ Greg Schottland
                                        ----------------------------------------
                                    Name: Greg Schottland
                                        ----------------------------------------
                                    Title: President
                                        ----------------------------------------

                                    SHAREHOLDER REPRESENTATIVE

                                    /s/ R. Gale Daniel
                                        ----------------------------------------
                                    R. Gale Daniel



                                Exhibit 2.1 to Embarcadero Technologies Form 8-K